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                                                                  EXHIBIT (A)(3)
                           Offer To Purchase For Cash

                     All Outstanding Shares Of Common Stock
                                       of

                                 Odwalla, Inc.
                                       at

                              $15.25 Net Per Share
                                       by

                             TCCC Acquisition Corp.
                          a wholly owned subsidiary of

                             The Coca-Cola Company

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               SAN FRANCISCO TIME, ON THURSDAY, DECEMBER 6, 2001,
                         UNLESS THE OFFER IS EXTENDED.

                                                                November 6, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by TCCC Acquisition Corp., a California corporation (the "Offeror"), a wholly owned subsidiary of The Coca-Cola Company, a Delaware corporation ("TCCC"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of common stock, no par value per share (the "Shares"), of Odwalla Inc., a California corporation ("Odwalla"), at a purchase price of $15.25 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 6, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 29, 2001, among TCCC, the Offeror and Odwalla (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to EquiServe Trust Company, N.A. (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated November 6, 2001.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.
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3. A letter to shareholders of Odwalla from D. Stephen C. Williamson, the Chief
   Executive Officer of Odwalla, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Odwalla and mailed to the shareholders of Odwalla.

4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, SAN FRANCISCO, CALIFORNIA TIME, ON THURSDAY, DECEMBER 6, 2001, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

1. The tender price is $15.25 per Share, net to the seller in cash, less any required withholding taxes and without interest.

2. The Offer is being made for all of the outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, San Francisco, California Time, on December 6, 2001 unless the Offer is extended.

4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 90.1% of the Shares that are outstanding determined on a fully diluted basis (including for purposes of such calculation all Shares that are issuable upon exercise of vested options and outstanding warrants but excluding Shares that are issuable upon the exercise of options and warrants that are cancelled pursuant to the Merger Agreement).

5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares on a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Neither the Offeror, TCCC nor any officer, director, shareholder, agent or other representative of the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Morgan Stanley & Co., Incorporated, the Dealer Manager, or Innisfree M&A Incorporated, the Information Agent, at the respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                         Very truly yours,

                                         MORGAN STANLEY & CO.
                                                                    Incorporated

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TCCC, THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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